As filed with the Securities and Exchange Commission on January 25, 2005 - Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-0837640 (I.R.S. Employer Identification No.)

855 East Main Avenue, P.O. Box 302, Zeeland, Michigan 49464-0302
(Address of Principal Executive Offices Including Zip Code)

Herman Miller, Inc. Long-Term Incentive Plan
(Full Title of the Plan)

James E. Christenson, 855 East Main Avenue, P.O. Box 302, Zeeland, Michigan 49464-0302
(Name and address of agent for service)

(616) 654-3000
(Telephone number, including area code, of agent for service)

Copies of Communications to:
Michael G. Wooldridge
Varnum, Riddering, Schmidt & Howlett LLP
Bridgewater Place, P.O. Box 352, Grand Rapids, Michigan 49501-0352
(616) 336-6000

_________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock ($.20 par value)	7,000,000 (1)	$ 26.695	$186,865,000	$21,994.01

(1)

The number of shares of Common Stock being registered is the additional number of shares available for the grant of awards under the Herman Miller, Inc. Long-Term Incentive Plan that have not previously been registered.

(2)

For the purpose of computing the registration fee only, the price shown is based upon the price of $26.695 per share, the average of the high and low sale prices for the Common Stock of the Registrant in the Nasdaq National Market System on January 20, 2005, in accordance with Rule 457(h).

Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

This Registration Statement contains a total of 8 pages. The Exhibit Index is located on page 6.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

        Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”), is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The Registrant’s Annual Report on Form 10-K for the fiscal year ended May 29, 2004, which has been filed by the Registrant with the Commission, is incorporated herein by reference. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the above-mentioned Annual Report on Form 10-K are incorporated herein by reference. All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

        The description of the Registrant’s common stock is contained in the Registrant’s registration statement filed pursuant to Section 12 of the Exchange Act and is incorporated herein by reference, including any subsequent amendments or reports filed for the purpose of updating such description.

Item 4. Description of Securities

      Not applicable.

Item 5. Interests of Named Experts and Counsel

      Not applicable.

Item 6. Indemnification of Directors and Officers.

        The Articles of Incorporation of the Registrant provide that its directors and officers are required to be indemnified as of right to the fullest extent permitted under the Michigan Business Corporation Act (“MBCA”) in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of the Registrant, a subsidiary or otherwise) in which a director or officer is a witness or which is brought against a director or officer in his or her capacity as a director, officer, employee, agent or fiduciary of the Registrant or of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which the director or officer was serving at the request of the Registrant. Persons who are not directors or officers of the Registrant may be similarly indemnified in respect of said service to the extent authorized by the Board of Directors of the Registrant. Under the MBCA, directors, officers, employees or agents are entitled to indemnification against expenses (including attorney fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the Registrant. In addition, with respect to actions not brought by or in the right of the Registrant, indemnification is permitted under the MBCA for expenses (including attorney fees), judgments, fines, penalties and reasonable settlements if it is determined that the person seeking indemnification acted in a good faith and in a manner he or she reasonably believed to be in and not opposed to the best interest of the Registrant or its shareholders and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the right of the Registrant, indemnification is permitted under the MBCA for expenses (including attorney fees) and reasonable settlement, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in and not opposed to the best interest of the Registrant or its shareholders; provided, indemnification is not permitted if the person is found liable to the Registrant, unless the court in which the action or suit was brought has determined that indemnification is fair and reasonable in view of all the circumstances of the case.

        The MBCA and the Registrant’s Articles of Incorporation also authorize the Registrant to provide indemnification broader than that set forth in the MBCA and the Articles of Incorporation. Pursuant to this authority, the Registrant has entered into indemnification agreements with each of its directors, which provide for the prompt indemnification to the fullest extent permitted by applicable law and for the prompt advancement of expenses, including reasonable attorney fees, incurred in connection with any proceeding in which a director is a witness or which is brought against a director in his or her capacity as a director, officer, employee, agent or fiduciary of the Registrant or of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which the director is serving at the request of the Registrant. Indemnification is permitted for expenses and reasonable settlement amounts incurred in connection with a proceeding by or in the right of the Registrant and for expenses, judgments, penalties, fines and reasonable settlement amounts incurred in connection with the proceeding other than by or in the right of the Registrant. Indemnification under the indemnity agreements is conditioned on the director having acted in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interest of the Registrant and, with respect to any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Articles of Incorporation of the Registrant also limit the personal liability of members of its Board of Directors for monetary damages with respect to claims by the Registrant or its shareholders resulting from certain negligent acts or omissions.

Item 7. Exemption from Registration Claimed.

      Not Applicable.

Item 8. Exhibits.

        Reference is made to the Exhibit Index which appears on page 6.

Item 9. Undertakings

        The undersigned Registrant hereby undertakes:

         (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

    (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zeeland, State of Michigan, on the 25th day of January, 2005.

HERMAN MILLER, INC. By /s/ Brian C. Walker —————————————— Brian C. Walker, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian C. Walker and Elizabeth A. Nickels, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on January 25, 2005, by the following persons in the capacities indicated.

/s/ Brian C. Walker Brian C. Walker, Director, President and Chief Executive Officer (Principal Executive Officer)	/s/ Elizabeth A. Nickels Elizabeth A. Nickels, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Michael A. Volkema Michael A. Volkema, Director, Chairman of the Board	/s/ Dorothy A. Terrell Dorothy A. Terrell, Director

/s/ Brian Griffiths Brian Griffiths, Lord Griffiths of Fforestfach, Director	/s/ Mary Vermeer Andringa Mary Vermeer Andringa, Director

/s/ E. David Crockett E. David Crockett, Director	/s/ Thomas C. Pratt Thomas C. Pratt, Director

/s/ David O. Ulrich David O. Ulrich, Director	/s/ Douglas D. French Douglas D. French, Director

/s/ James R. Kackley James R. Kackley, Director	/s/ C. William Pollard C. William Pollard, Director

/s/ J. Barry Griswell J. Barry Griswell, Director

EXHIBIT INDEX

        The following exhibits are filed as a part of the Registration Statement:

Exhibit 4	The description of the Registrant’s common stock is incorporated herein by reference to Item 3 of this Registration Statement.

Exhibit 5	Opinion of Varnum, Riddering, Schmidt & Howlett LLP with respect to the legality of the securities being registered.

Exhibit 23.1	Consent of Ernst & Young LLP.

Exhibit 23.2	Consent of Varnum, Riddering, Schmidt & Howlett LLP (included with the opinion filed as Exhibit 5).

Exhibit 24	Power of Attorney (included on page 5 hereof ).

Exhibit 5

January 25, 2005

Herman Miller, Inc.
855 East Main Avenue
Zeeland, Michigan 49464-0302

      Re:      Registration Statement on Form S-8 Relating to the
                  Herman Miller, Inc. Long-Term Incentive Plan

Ladies and Gentlemen:

        With respect to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Herman Miller, Inc., a Michigan corporation (the “Company”), with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933, as amended, 7,000,000 shares of the Company’s common stock, par value $.20 per share, for issuance pursuant to Herman Miller, Inc. Long-Term Incentive Plan, as amended (the “Plan”), we have examined documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion. On the basis of such evaluation, we advise you that in our opinion, the 7,000,000 shares covered by the Registration Statement, upon the exercise of awards granted pursuant to the Plan, at the prices described in the Plan but not less than the par value thereof, and upon delivery of such shares and payment therefor in accordance with the terms stated in the Plan and the Registration Statement, will be legally issued, fully paid, and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Very truly yours,

VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP

/S/ VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Herman Miller, Inc. Long-Term Incentive Plan of our report dated June 21, 2004, with respect to the consolidated financial statements and schedule of Herman Miller, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended May 29, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
January 25, 2005